Exhibit 99.1

PO Box 27347 Omaha NE 68127-0347 Phone: (402) 596-8900 Fax (402) 537-6104 Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
July 31, 2009
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: lisa.olson@infogroup.com
infoGROUP Announces Succession Plan for Chairman of the Board of Directors
(OMAHA, NE) — infoGROUP (NASDAQ: IUSA), the leading provider of data driven and interactive resources for targeted sales, marketing and research solutions today announced that the Board of Directors has a succession plan for the chairman position. Over the past year, through the leadership of current chairman, Bernard W. Reznicek, the Board has gone through an extensive transformation. Mr. Reznicek led the charge to diversify the Board with new, independent directors that will guide the Company going forward. In addition, he was a member of the Board’s Special Litigation Committee (SLC), which oversaw the extensive independent review stemming from the shareholder litigation, which was successfully resolved in 2008. Through Reznicek’s thorough and exhaustive efforts, the Company now has new governance policies and a new leadership structure. Reznicek has been a member of the Board since 2006.
As a current independent board member, Roger Siboni has been tapped as the next Chairman of the Board. Mr. Siboni has a tremendous amount of leadership experience in running major institutions as well as serving on industry-leading boards. Mr. Siboni has served in key executive leadership positions with such companies as Epiphany, Inc. (acquired by SSA Global in 2005) and KPMG Peat Marwick LLP. Mr. Siboni served as Chairman of the Board of Epiphany, a software company that provided customer relationship management solutions, from July 2003 until October 2005 and as President and Chief Executive Officer of Epiphany from August 1998 to July 2003. Prior to joining Epiphany, Mr. Siboni spent more than 20 years at KPMG LLP, most recently as its Deputy Chairman and Chief Operating Officer.
Mr. Siboni currently serves as a director for Cadence Design Systems, Inc. (NASDAQ:CDNS), a provider of electronic design automation; ArcSight Inc. (NASDAQ:ARST), a leading global provider of compliance and security management solutions and Dolby Laboratories, Inc. (NYSE: DLB), which develops sound processing and noise reduction systems for use in professional and consumer audio and video equipment. In addition to his director positions and non-profit work, Mr. Siboni served as chair of the Haas School of Business at UC Berkeley.
As planned by the Board, Mr. Siboni began his chairmanship duties during the Board of Directors meeting which took place on July 31, 2009. Mr. Reznicek has agreed to remain on the Board and serve as an independent director.
“We are so appreciative for the leadership and professionalism Bernie has provided to this organization over the years,” said Bill L. Fairfield, infoGROUP’s Chief Executive Officer. “The amount of time, effort, and dedication he has given infoGROUP has gone way beyond the requirements of a Board member.” Fairfield added, “Because of Bernie’s leadership and tireless hours he has put into this job, infoGROUP is now on a course to be known as a Company that is regarded as highly ethical and progressive in the industry.”
Fairfield concluded by stating, “We are fortunate to have an individual of Roger’s caliber that can take the great work that Bernie has done and move us into the next phase of our Company’s successful future.”
About infoGROUP
infoGROUP (NASDAQ: IUSA) is the leading provider of data and interactive resources that enables targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.infogroup.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.